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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
GT Bicycles, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-2576) on Form S-8 of GT Bicycles, Inc. of our reports dated February 19, 1997, relating to the consolidated balance sheets of GT Bicycles, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and related schedule, which reports appear in the December 31, 1996 annual report on Form 10-K of GT Bicycles, Inc.




                                                           KPMG PEAT MARWICK LLP

Orange County, California
March 28, 1997